UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2024

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210
San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On June 24, 2024, Regulus Therapeutics Inc. (the “Company”) announced positive topline results from the third cohort of patients in its Phase 1b multiple-ascending dose (“MAD”) study of RGLS8429 for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”), as summarized below:

The Phase 1b MAD study is a double-blind, placebo-controlled trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics (PK/PD) of RGLS8429 in adult patients with ADPKD. The study is evaluating RGLS8429 treatment across three different weight-based dose levels and one fixed dose level, including measuring changes in urinary polycystins 1 and 2 (PC1 and PC2), htTKV, cyst architecture, and overall kidney function. PC1 and PC2 are the protein products of the PKD1 and PKD2 genes and have been shown to inversely correlate with disease severity. Enrollment in the fourth cohort, which will include up to 30 patients, has been initiated and patients will receive an open label fixed dose of 300 mg of RGLS8429 every other week for three months. In addition to PC1 and PC2 and safety, imaging biomarkers will also be evaluated.

In the third cohort, 16 subjects were randomized 3:1 to receive either 3 mg/kg of RGLS8429 or placebo every other week for three months.

•	RGLS8429 was well tolerated with no safety concerns

•	Continued evidence of a mechanistic dose response was observed following completion of 3 mg/kg dose level based on urinary PC1 and PC2

•	3 mg/kg demonstrated more consistent increases in PC1 and PC2 across patients compared to earlier cohorts

•	Percent change from baseline in PC1 and PC2 demonstrated a dose response across all doses tested, with statistical significance seen at 3 mg/kg compared to placebo

•	Exploratory MRI imaging analysis suggested RGLS8429 reduced htTKV at 3 mg/kg after 3 months of dosing

•	70% of subjects demonstrated reductions in htTKV following completion of 3 mg/kg dose level

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program and preclinical pipeline, the expected timing for reporting topline data, and the timing and future occurrence of other preclinical and clinical activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, that preliminary or topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and may not be indicative of future results, the risk that preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, the risk that additional toxicology data may be negative, and risks related to our ability to successfully secure and deploy capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ quarterly report on Form 10-Q for the quarter ended March 31, 2024. All forward-looking statements contained in this report speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2024	REGULUS THERAPEUTICS INC.

	By:	/s/ Joseph Hagan
Joseph Hagan
Chief Executive Officer